Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2021 Financial Results

HERCULES, Calif.–April 29, 2021–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the first quarter ended March 31, 2021.

First-quarter 2021 net sales were $726.8 million, an increase of 27.1 percent compared to $571.6 million reported for the first quarter of 2020. On a currency-neutral basis, quarterly sales increased 23.4 percent compared to the same period in 2020. First-quarter gross margin was 55.1 percent compared to 55.5 percent during the first quarter in 2020.

Life Science segment net sales for the first quarter were $366.5 million, an increase of 61.3 percent compared to the same period in 2020. On a currency-neutral basis, Life Science segment sales increased by 56.9 percent compared to the same quarter in 2020. Currency-neutral sales increased across most of our core life science research product lines but were primarily driven by growth in our qPCR, Western Blotting, Droplet Digital PCR, and Process Media products. A significant portion of the Life Science segment growth came from products used to support COVID-19 research and testing. All regions experienced double digit currency-neutral sales growth compared to the same quarter last year.

Clinical Diagnostics segment net sales for the first quarter were $358.5 million, an increase of 5.4 percent compared to the same period in 2020. On a currency-neutral basis, net sales were up 2.2 percent versus the same quarter last year. The currency-neutral sales increase was primarily driven by our Diabetes and Quality Controls products, primarily in the Asia Pacific region.

Income from operations during the first quarter of 2021 was $100.9 million versus $74.4 million during the same quarter last year.

Net income for the first quarter of 2021 was $977.4 million, or $32.38 per share, on a diluted basis, versus $685.9 million, or $22.72 per share, on a diluted basis, during the same period in 2020. Net income for the first quarter of 2021 and 2020 was impacted by the recognition of changes in the fair market value of equity securities, primarily related to the holdings of our investment in Sartorius AG. The effective tax rate for the first quarter of 2021 was 24.7 percent, compared to 23.7 percent for the same period in 2020. The tax rates for both periods were driven by the large unrealized gain in equity securities.                 .

“We are pleased with our overall results for the first quarter that reflect strength in many of our core product areas and regions,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As we have anticipated, some of our markets continue to be affected by the COVID-19 pandemic and not operating at full capacity, although we are beginning to see a gradual improvement in our end-markets. We expect that momentum to continue as the year progresses,” he said.

GAAP Results
	Q1 2021	Q1 2020
Revenue (millions)	$726.8	$571.6
Gross margin	55.1%	55.5%
Operating margin	13.9%	13.0%
Net income (millions)	$977.4	$685.9
Income per diluted share	$32.38	$22.72

Non-GAAP Results
	Q1 2021	Q1 2020
Gross margin	59.0%	55.9%
Operating margin	25.8%	13.9%
Net income (millions)	$157.4	$57.6
Income per diluted share	$5.21	$1.91

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned securities; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the first quarter of 2021 was $157.4 million, or $5.21 per share, on a diluted basis, compared to $57.6 million, or $1.91 per share, on a diluted basis, during the same period in 2020.

The non-GAAP effective tax rate for the first quarter of 2021 was 23.6 percent, compared to 25.7 percent for the same period in 2020.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months March 31, 2021 and 2020:

	Three Months Ended
(in thousands, except per share data)	March 31,
	2021	2020
GAAP net income	$977,414	$685,912
Amortization of purchased intangibles	6,940	5,855
Legal matters	3,879	1,833
Acquisition related benefits	—	(47)
Restructuring costs (benefits)	75,565	(2,368)
Valuation gain on equity-owned securities	(1,179,403)	(827,671)
Loss on equity-method investments	1,840	1,313
Income tax effect on non-GAAP adjustments	271,136	192,802
Non-GAAP net income	$157,371	$57,629

GAAP diluted income per share	$32.38	$22.72
Non-GAAP diluted income per share	$5.21	$1.91

2021 Financial Outlook

For the full year 2021, the company has updated its guidance and now anticipates non-GAAP currency-neutral revenue growth of approximately 5.5 to 6.0 percent and an estimated non-GAAP operating margin of approximately 17.0 percent. Management will discuss this outlook in greater detail on the first-quarter 2021 financial results conference call.

Use of Non-GAAP Reporting and Currency-Neutral

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity-owned securities, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity-owned securities and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity-owned securities and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency-neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss first-quarter ended March 31, 2021 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) April 29, 2021. To listen, call 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 4692298. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at bio-rad.com. The webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc.
in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 7,800 employees worldwide. Bio-Rad had revenues exceeding $2.5 billion in 2020. For more information, please visit bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; anticipating non-GAAP currency-neutral revenue growth of approximately 5.5 to 6.0 percent and an estimated non-GAAP operating margin of approximately 17.0 percent for the full year 2021; some of our markets continuing to be affected by the COVID-19 pandemic and not operating at full capacity; and beginning to see a gradual improvement in our end-markets and expecting that momentum to continue as the year progresses. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, supply chain issues, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Ilan Daskal, Executive Vice President
& Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com
Press Contact:
Tina Cuccia, Corporate Communications
510-724-7000
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$726,796	$571,644
Cost of goods sold	326,169	254,276
Gross profit	400,627	317,368
Selling, general and administrative expense	225,853	193,692
Research and development expense	73,912	49,303
Income from operations	100,862	74,373
Interest expense	398	5,690
Foreign currency exchange losses, net	71	928
Change in fair market value of equity securities	(1,179,403)	(827,671)
Other income, net	(17,407)	(3,273)
Income before income taxes	1,297,203	898,699
Provision for income taxes	(319,789)	(212,787)
Net income	$977,414	$685,912

Basic earnings per share:
Net income per basic share	$32.77	$22.97
Weighted average common shares - basic	29,823	29,865

Diluted earnings per share:
Net income per diluted share	$32.38	$22.72
Weighted average common shares - diluted	30,186	30,196

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$673,470	$662,205
Short-term investments	351,958	334,473
Accounts receivable, net	408,137	419,424
Inventories, net	605,156	622,253
Other current assets	136,596	101,480
Total current assets	2,175,317	2,139,835

Property, plant and equipment, net	482,712	491,371
Operating lease right-of-use assets	196,224	202,136
Goodwill, net	291,916	291,916
Purchased intangibles, net	191,764	199,497
Other investments	10,503,038	9,561,140
Other assets	92,189	86,723
Total assets	$13,933,160	$12,972,618

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$313,383	$362,326
Current maturities of long-term debt	1,738	1,798
Income and other taxes payable	89,074	57,335
Other current liabilities	205,697	210,077
Total current liabilities	609,892	631,536

Long-term debt, net of current maturities	10,901	12,258
Other long-term liabilities	2,703,308	2,448,884
Total liabilities	3,324,101	3,092,678

Total stockholders’ equity	10,609,059	9,879,940
Total liabilities and stockholders’ equity	$13,933,160	$12,972,618

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Cash received from customers	$728,013	$569,001
Cash paid to suppliers and employees	(612,803)	(509,683)
Interest paid, net	(309)	(231)
Income tax payments, net	(14,727)	(4,528)
Other operating activities	13,436	8,249
Net cash provided by operating activities	113,610	62,808
Cash flows from investing activities:
Other investing activities	(48,327)	(12,422)
Net cash used in investing activities	(48,327)	(12,422)
Cash flows from financing activities:
Payments on long-term borrowings	(1,401)	(1,415)
Other financing activities	(45,946)	(97,202)
Net cash used in financing activities	(47,347)	(98,617)
Effect of foreign exchange rate changes on cash	(7,347)	(5,977)
Net increase (decrease) in cash, cash equivalents, and restricted cash	10,589	(54,208)
Cash, cash equivalents, and restricted cash at beginning of period	667,115	662,651
Cash, cash equivalents, and restricted cash at end of period	$677,704	$608,443

Reconciliation of net income to net cash provided by operating activities:
Net income	$977,414	$685,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,736	33,591
Reduction in the carrying amount of right-of-use assets	9,750	9,561
Changes in working capital	(57,504)	(35,106)
Other	(848,786)	(631,150)
Net cash provided by operating activities	$113,610	$62,808

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity-owned securities; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended
	March 31, 2021	% of revenue	March 31, 2020	% of revenue

GAAP cost of goods sold	$326,169		$254,276
Amortization of purchased intangibles	(4,585)		(3,897)
Legal matters	536		—
Restructuring benefits (costs)	(23,980)		1,456
Non-GAAP cost of goods sold	$298,140		$251,835

GAAP gross profit	$400,627	55.1%	$317,368	55.5%
Amortization of purchased intangibles	4,585		3,897
Legal matters	(536)		—
Restructuring (benefits) costs	23,980		(1,456)
Non-GAAP gross profit	$428,656	59.0%	$319,809	55.9%

GAAP selling, general and administrative expense	$225,853	$193,692
Amortization of purchased intangibles	(2,355)	(1,958)
Legal matters	(4,415)	(1,833)
Acquisition related benefits (costs) (1)	—	47
Restructuring benefits (costs)	(34,735)	513
Non-GAAP selling, general and administrative expense	$184,348	$190,461

GAAP research and development expense	$73,912	$49,303
Restructuring benefits (costs)	(16,850)	399
Non-GAAP research and development expense	$57,062	$49,702

GAAP income from operations	$100,862	13.9%	$74,373	13.0%
Amortization of purchased intangibles	6,940		5,855
Legal matters	3,879		1,833
Acquisition related (benefits) costs (1)	—		(47)
Restructuring (benefits) costs	75,565		(2,368)
Non-GAAP income from operations	$187,246	25.8%	$79,646	13.9%

GAAP change in fair market value of equity securities	$(1,179,403)	$(827,671)
Valuation (loss) gain on equity-owned securities	1,179,403	827,671
Non-GAAP change in fair market value of equity securities	$—	$—

GAAP other (income) expense, net	$(17,407)	$(3,273)
(Loss) gain on equity-method investments	(1,840)	(1,313)
Non-GAAP other (income) expense, net	$(19,247)	$(4,586)

GAAP income before income taxes	$1,297,203	$898,699
Amortization of purchased intangibles	6,940	5,855
Legal matters	3,879	1,833
Acquisition related (benefits) costs (1)	—	(47)
Restructuring (benefits) costs	75,565	(2,368)
Valuation loss (gain) on equity-owned securities	(1,179,403)	(827,671)
Loss (gain) on equity-method investments	1,840	1,313
Non-GAAP income before income taxes	$206,024	$77,614

GAAP provision for income taxes	$(319,789)	$(212,787)
Income tax effect of non-GAAP adjustments (2)	271,136	192,802
Non-GAAP provision for income taxes	$(48,653)	$(19,985)

GAAP net income	$977,414	134.5%	$685,912	120.0%
Amortization of purchased intangibles	6,940		5,855
Legal matters	3,879		1,833
Acquisition related (benefits) costs (1)	—		(47)
Restructuring (benefits) costs	75,565		(2,368)
Valuation loss (gain) on equity-owned securities	(1,179,403)		(827,671)
Loss (gain) on equity-method investments	1,840		1,313
Income tax effect of non-GAAP adjustments (2)	271,136		192,802
Non-GAAP net income	$157,371	21.7%	$57,629	10.1%

GAAP diluted income per share	$32.38	$22.72
Amortization of purchased intangibles	0.23	0.19
Legal matters	0.13	0.06
Acquisition related (benefits) costs (1)	—	—
Restructuring (benefits) costs	2.50	(0.08)
Valuation loss (gain) on equity-owned securities	(39.07)	(27.41)
Loss (gain) on equity-method investments	0.06	0.04
Income tax effect of non-GAAP adjustments (2)	8.98	6.39
Non-GAAP diluted income per share	$5.21	$1.91

GAAP diluted weighted average shares used in per share calculation	30,186	30,196
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,186	30,196

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2021 Financial Outlook

Forecasted non-GAAP operating margin excludes 104 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.